1. Name and Address of Reporting Person:

Time Warner Inc.
One Time Warner Center
New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

Time Warner Cable Inc. TWC

3. Statement for Month/Day/Year

2/26/2009

This Form 4 is being filed on behalf of Time Warner Inc. (“Time Warner”), and Warner Communications Inc., a Delaware corporation and a wholly owned, indirect subsidiary of Time Warner (collectively, the “Reporting Person”). The designated filer of this Form 4 is Time Warner.  The Reporting Person's address is One Time Warner Center, New York, NY 10019.

WARNER COMMUNICATIONS INC.

/s/ Brenda C. Karickhoff
Name: Brenda C. Karickhoff
Title: Senior Vice President